NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                OF
                 Texarkana National Bancshares, Inc.
                       December 18, 1996

      NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors of Texarkana National Bancshares, Inc. ("Texarkana"), a Special Meeting of the shareholders of Texarkana will be held at the main office of Texarkana National Bancshares, Inc., 2318 Richmond Road, Texarkana, Texas 75501-5644 on December 18, 1996 at 10:00 a.m., for the purpose of considering and voting upon the following matters:

          1. A proposal to approve a merger (the "Merger") of Texarkana with and into Hibernia Corporation ("Hibernia") and the related Agreement and Plan of Merger between Texarkana and Hibernia dated as of June 26, 1996 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference.

          2. The transaction of such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on October 30, 1996 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

     Each share of common stock, par value $10.00 per share, of Texarkana (the "Texarkana Common Stock") will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the issued and outstanding Texarkana Common Stock, in person or by proxy, at the Special Meeting.

      Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Texarkana prior to the date of the Special Meeting, by attending the Special Meeting and or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                         By Order of the Board of Directors,


                         Martha Wisdom
                         Secretary